EXHIBIT 5.1


                                                    July 24, 1996

Board of Directors
DDL Electronics, Inc.
2151 Anchor Court
Newbury Park, California  91320

Dear Sirs:

      We have acted as counsel to DDL Electronics, Inc., a Delaware corporation (the "Company"), in connection with certain matters pertaining to the Company's filing today, with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-8 (the "Registration Statement") covering the offer and sale of up to 3,475,000 shares (the "Shares") of common stock of the Company, par value $.01 per share (the "Stock"), pursuant to the Company's 1996 Stock Incentive Plan, the Company's 1996 Non-Employee Directors Stock Option Plan and the Company's Common Stock Purchase Warrants, Series H (collectively, the "Plans").

      We are familiar with the corporate proceedings of the Company with respect to the issuance and sale of the Shares, and we have examined such corporate records of the Company and such other documents and certificates as we have considered necessary for the purpose of rendering the opinion hereinafter expressed.

      Based upon the foregoing, it is our opinion that the Shares, when sold and paid for in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,


                              /s/ Parker, Poe, Adams & Bernstein L.L.P.